Exhibit 99.1

Press Release

CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

PHASE 2 TRIAL OF BINIMETINIB IN NRAS MELANOMA SHOWS
PROMISING CLINICAL ACTIVITY
- Median overall survival is encouraging for this patient population -
- Most frequently observed adverse events consistent with MEK inhibitor class -

Boulder, Colo., (September 29, 2014) - Final results from a Phase 2 trial of binimetinib in patients with advanced NRAS mutant melanoma were presented today at the European Society for Medical Oncology (ESMO) Annual Meeting in Madrid, Spain. Invented by Array BioPharma Inc. (NASDAQ: ARRY) and licensed to Novartis in 2010, binimetinib is a small molecule selective inhibitor of the kinases MEK1 and MEK2.

Results from the 117 patient Phase 2 study showed median progression free survival (mPFS) of 3.6 months and objective response rate (ORR) of 14.5%, including one patient who achieved a complete response. These findings were consistent with previously disclosed interim results at the American Society of Clinical Oncology 2012 annual meeting. In addition, the median overall survival (mOS) of 12.2 months is encouraging for this patient population, which has a particularly poor prognosis. NEMO, a global phase 3 trial currently enrolling patients with NRAS mutant melanoma, is designed to measure the difference in PFS between patients treated with binimetinib versus those treated with dacarbazine, a current standard of care.

Adverse events in the Phase 2 study were generally mild to moderate. The most frequently observed adverse events included acneiform dermatitis, increased blood creatine phosphokinase and peripheral edema, which are consistent with previous results reported for the MEK inhibitor class.

“Patients with NRAS mutations have no targeted treatment available and prognosis is poor,” said Reinhard Dummer, M.D., University of Zurich Hospital, Zurich, Switzerland. “These data reinforce our view that binimetinib is an important new potential treatment option for these patients and I look forward to seeing the results from the ongoing Phase 3 NEMO trial to validate these findings.”

About Metastatic Melanoma and NRAS Mutations
When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, it is the deadliest and most aggressive form of skin cancer. The American Cancer Society estimates there will be more than 76,000 new cases of melanoma and 10,000 melanoma deaths in the United States in 2014. NRAS mutations occur in 15 to 25% of patients with melanoma. An MD Anderson study recently published in Cancer estimated median overall survival for NRAS-mutant melanoma patients to be 8.2 months.

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About MEK and Binimetinib
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, in particular through mutations in BRAF, KRAS and NRAS. Binimetinib is a small-molecule MEK inhibitor that targets a key enzyme in this pathway. Three Phase 3 trials with binimetinib in advanced cancer patients continue to enroll: NRAS-mutant melanoma (NEMO), low-grade serous ovarian cancer (MILO) and BRAF-mutant melanoma (COLUMBUS). NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing estimated in 2015.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Seven Phase 3 studies are in progress, or are planned to begin this year. These programs include the wholly-owned hematology drug filanesib (ARRY-520) for multiple myeloma and two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving binimetinib, the timing of a regulatory filing for binimetinib, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of binimetinib, and future plans to progress and develop binimetinib. These statements involve significant risks and uncertainties, including those discussed in Array’s most recent annual report filed on form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Novartis to continue to fund and successfully progress research and development efforts with respect to binimetinib; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of September 29, 2014 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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